EXHIBIT 21



                         LIST OF SUBSIDIARIES


     The Partnership is a 25% shareholder in Carlyle Managers, Inc., the general Partner of JMB/NYC Office Building Associates, L.P. ("JMB/NYC") and 25% shareholder in Carlyle Investors, Inc., which is the general partner of Carlyle-XIII Associates, L.P. The Partnership is a 99% limited partner in Carlyle-XIII Associates, L.P., which holds an approximate 25% limited partnership interest in JMB/NYC. JMB/NYC is a 99% limited partner in Upper Tier Associates, L.P. Reference is made to the Notes for a description of the terms of such joint venture partnerships.